EXHIBIT 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) dated as of February 27, 2018 is by and between Scopia Capital Management LP (“Scopia”) and Acorda Therapeutics, Inc. (the “Company”). The Company and Scopia are each referred to herein as a “Party” and collectively, as the “Parties.”

WHEREAS, the Company and Scopia have engaged in discussions concerning the Company’s business;

WHEREAS, Scopia has informed the Company that it beneficially owns 8,474,728 shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), which represents approximately 18.1% of the issued and outstanding shares of Common Stock; and

WHEREAS, the Company and Scopia have determined to come to an agreement regarding the appointment of the Scopia Directors (as defined below) to the board of directors of the Company (the “Board”) following the Company’s 2018 Annual Meeting of Stockholders (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “2018 Annual Meeting”) and upon designation by Scopia and certain other matters as set forth herein.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Nomination of Scopia Directors.

(a)The Company agrees that in accordance with the Company’s certificate of incorporation and by-laws and Delaware law and subject to Section 1(b), effective the later of (x) five business days following their designation by Scopia and (y) one week following the 2018 Annual Meeting, if designated by Scopia prior to such time (the “Board Effective Time”), in each case, so long as a Resignation Trigger (as defined below) has not occurred, the Board and each appropriate committee and subcommittee of the Board shall take all necessary actions to appoint one individual so designated by Scopia in writing to the Company to serve as a Class I director (the “Scopia Class I Director”) with a term expiring at the Company’s 2021 Annual Meeting of Stockholders and one individual so designated by Scopia to serve as Class III director with a term expiring at the 2020 Annual Meeting of Stockholders (the “Scopia Class III Director” and together with the Scopia Class I Director, the “Scopia Directors”).  Scopia shall designate, in its sole discretion, which Scopia Director shall be the Scopia Class I Director and which Scopia Director shall be the Scopia Class III Director.

(b)Each Scopia Director must (i) be reasonably acceptable to the  Nominations & Governance Committee of the Board (the “Nominations Committee”), (ii) subject to the terms and conditions of this Agreement, meet the Company’s governance policies and guidelines effective as of the date hereof (including the Company’s Corporate Governance Guidelines effective as of the date hereof and the charter of the Nominations Committee effective as of the date hereof) with respect to service on the Board (“Corporate Governance

Guidelines”) and not have a material conflict of interest with the Company, each as reasonably determined by the Nominations Committee  and (iii) qualify as “independent” pursuant to Nasdaq Stock Market listing standards (or applicable requirements of such other national securities exchange designated as the primary market on which the Company’s Common Stock is listed for trading, other than any standards that take into account ownership of any Securities of the Company (as defined below) (clauses (i), (ii), and (iii) the “Director Criteria”) (it being understood that any member of senior management of Scopia shall be deemed to be reasonably acceptable to the Nominations Committee and to meet all of the Director Criteria).  The Nominations Committee shall make its determination and recommendation regarding whether a person designated by Scopia to be a Scopia Director meets the Director Criteria as promptly as practicable after such nominee has submitted to the Company the documentation required by Section 1(c).  In the event the Nominations Committee does not accept a person designated by Scopia as a Scopia Director as a result of such person not meeting the Director Criteria, Scopia shall have the right to recommend additional person(s) meeting the Director Criteria whose appointment shall be subject to the Nominations Committee recommending such person in accordance with the procedures described above. Upon the recommendation of the Scopia Director nominee by the Nominations Committee, the Board shall vote on the appointment of such Scopia Director to the Board as promptly as practicable after the Nominations Committee recommendation of such Scopia Director; provided, however, that if the Board does not elect such Scopia Director to the Board as a result of such person not meeting the Director Criteria, the Parties shall continue to follow the procedures of this Section 1(b) until a Scopia Director is elected to the Board.

(c)As a condition to each Scopia Director’s appointment to the Board, Scopia shall (i) cause the Scopia Directors who are senior management of Scopia ( the “Scopia Management Directors”)to provide to the Company executed irrevocable resignations as director in the form attached hereto as Exhibit A (the “Scopia Irrevocable Resignation Letter”)and (ii) use its reasonable best efforts to cause the Scopia Directors who are not members of senior management of Scopia (the “Scopia Non-Management Directors”) to provide to the Company executed irrevocable resignations as director in the form attached hereto as Exhibit B (the “Scopia Non-Management Director Irrevocable Resignation Letter”  and together with the Scopia Irrevocable Resignation Letter, the “Irrevocable Resignation Letter), and as a condition to each Scopia Non-Management Director’s appointment to the Board, each such Scopia Non-Management Director shall have delivered the Scopia Non-Management Director Irrevocable Resignation Letter to the Company.  Scopia shall (i) cause the Scopia Management Directors and (ii) use its reasonable best efforts to cause the Scopia Non-Management Directors to, as promptly as practicable upon request of the Company, provide the Company (i) executed consents from any Scopia Directors to serve as a director if appointed pursuant to the terms hereof, (ii) any information required to be or reasonably and customarily disclosed for all applicable directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, (iii) completed copies of the Company’s standard D&O Questionnaires in the form provided to Scopia by the Company and information in connection with assessing eligibility, independence and other criteria applicable to all applicable directors or satisfying compliance and legal obligations applicable to all independent directors, (iv) written acknowledgments by each Scopia Director that such Scopia Director agrees to comply with all lawful agreements, policies, codes, rules, standards and guidelines applicable to non-employee Board members effective as of the date hereof (the “Policies”) (including the Company’s Corporate Governance Guidelines and all relevant Board committee charter requirements and all confidentiality, conflicts of interest and trading and disclosure and other policies), subject to the terms and conditions of this Agreement, and (v) such other information as reasonably requested by the Company from time to time with respect to any such Scopia Director.  The Company acknowledges and agrees that, solely for the purposes of determining compliance with the Company’s Stock Ownership Guidelines, any shares of Common Stock of the Company beneficially owned by Scopia shall be counted toward the calculation of any Scopia Director’s ownership of the Company’s Common Stock.

(d)Should there be a vacancy, for any reason other than as described in Section 1(e) or (f), as a result of the removal or resignation of a Scopia Director or any other event resulting in a Scopia Director no longer being a director during such director’s term, then Scopia shall be entitled to designate a replacement director or directors; provided that such replacement director or nominee shall (A) meet the Director Criteria, as reasonably determined by the Nominations Committee, and (B) provide the items required to be provided by the Scopia Directors pursuant to Section 1(c), and thereafter the Company, the Board and the Nominations Committee shall take all necessary actions, subject to and in accordance with the terms and procedures of Section 1(b), such that such individual or individuals, as applicable, shall be promptly appointed to fill the remaining term of the Scopia Director or Scopia Directors , as the case may be, being replaced and shall be considered to be a “Scopia Director” or “Scopia Directors”, as the case may be, under this Agreement.

(e)Notwithstanding anything to the contrary in this Agreement, the Company’s and the Board’s obligations under this Section 1 (other than Section 1(i)) shall terminate immediately, and Scopia shall (i) cause the Scopia Directors then serving on the Board who are senior management of Scopia and (ii) use its reasonable best efforts to cause the Scopia Directors then serving on the Board who are not members of senior management of Scopia to promptly resign from the Board and any committee thereof (and promptly deliver their written resignations to the Board), and the Company shall have no further obligation with respect to the Scopia Directors under this Section 1 (other than Section 1(i)) upon the occurrence of any of the following events:

(i)Submission by Scopia to the Company of a notice of nomination for election to the Board in respect of directors not nominated by the Board during the Standstill Period (as defined below);

(ii)Scopia’s filing of a Proxy Statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) in order to solicit proxies with respect to securities of the Company in opposition to any director nominated by the Board during the Standstill Period;

(iii)Prior to January 1, 2019, Scopia’s not voting in favor of the election of each director nominated by the Board or not voting against any shareholder nominations for the election of directors not approved or recommended by the Board (other than an Opposition Matter (as defined below));

(iv)Scopia (A) making or submitting a public proposal with respect to the Company during the Standstill Period or (B) forming, joining or being a member of a “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) (provided Scopia publicly acknowledges its membership in such group) that makes or submits a public proposal with respect to the Company during the Standstill Period (for the avoidance of doubt, “public proposal” shall mean the issuance or filing of a press release or other filing with the SEC or making an announcement through broadcast media); and

(v)A final judicial decision of a material breach of the Agreement by Scopia.

A “Resignation Trigger” shall mean any of the foregoing events upon which a Scopia Director shall be obligated or caused to resign.

(f)The Company and the Board shall be relieved of their respective obligations set forth in this Section 1 (other than Section 1(i)) in the event that Scopia and the Scopia Affiliates (as defined below), collectively, cease to beneficially own an aggregate Net Long Position of at least 10% of the Company Stock then outstanding (other than as a result of any action by the Company that has a dilutive effect, including stock issuances).  The term “Net Long Position” shall mean such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 promulgated by the SEC under the Exchange Act (as defined below) mutatis mutandis, but the “long position” of such person for this purpose shall not include any shares as to which such person does not have the right to vote or direct the vote or as to which such person has entered into a derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

(g)The Company agrees that in accordance with the Company’s certificate of incorporation and by-laws and Delaware law, the Board (and each applicable committee and subcommittee of the Board) shall take all necessary actions to:

(i)immediately prior to the appointment of the Scopia Directors to the Board, increase the size of the Board from nine (9) to eleven (11) directors or otherwise increase the Board by two (2) seats if the size of the Board is not nine (9);

(ii)not increase the size of the Board if doing so would result in the Board having a number of members in excess of nine (9) directors prior to the appointment of the Scopia Directors to the Board and eleven (11) directors following the appointment of the Scopia Directors to the Board, in each case, other than with Scopia’s prior written consent;

(iii)not change or seek to change the classes on which the Board members serve, other than with Scopia’s prior written consent or as necessary in connection with the nomination of directors at the Company’s 2019 Annual Meeting of Stockholders (provided that the Board will not move a Scopia Director from the class to which such Scopia director was appointed in accordance with Section 1(a) or reduce the number of Class II directors below four directors without Scopia’s prior written consent);

(iv)until the appointment of the initial Scopia Designees, not amend any existing, or create any new, Policies other than as necessary to comply with legal or corporate governance requirements (in the case of corporate governance requirements, as advised, recommended or used in a scoring system by ISS, Glass Lewis or other comparable proxy advisory firms);

(v)nominate four individuals for election as Class II directors at the Company’s 2019 Annual Meeting of Stockholders;

(vi)subject to the fiduciary duties of the Board under applicable law, hold its 2018 Annual Meeting of Stockholders no later than June 30, 2018; and

(vii)subject to the fiduciary duties of the Board under applicable law, hold its 2019 Annual Meeting of Stockholders no later than June 30, 2019.

(h)The Company agrees that Scopia and the Scopia Affiliates (other than any Scopia Director who is an employee of Scopia or a Scopia Affiliate, solely in his or her individual capacity as a director and subject to the terms and conditions of this Agreement) is not subject to any of the Policies, including any such provisions related to trading in Securities of the Company (as defined below).  The foregoing notwithstanding, and subject to the provisions of Section 7, Scopia agrees that during the Standstill Period it will not, and will cause the Scopia Affiliates not to, trade in any securities of the Company or any securities convertible or exchangeable into or exercisable for any such Securities of the Company (“Securities of the Company”) except during open “windows” during which the Scopia Directors are allowed to trade in Securities of the Company.

(i)The Company hereby acknowledges that the Scopia Directors may have certain rights to other indemnification, advancement of expenses and/or insurance from sources outside of the Company and its insurers (collectively, the “Other Indemnitors”).  The Company hereby agrees (A) that, solely with respect to actions of a Scopia Director in his or her capacity as a member of the Board (or in such other capacity pursuant to which such Scopia Director is entitled to indemnification under the Company’s certificate of incorporation, by-laws or any other written agreement between the Company and an Indemnitee (collectively, and as each may be amended or supplemented from time to time, the “Indemnification Agreements”)), it is the indemnitor of first resort (i.e., its obligations to the Scopia Directors (the “Indemnitees” and each, an “Indemnitee”) are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (B) solely to the extent (1) legally permitted, and (2) required by the terms of the Indemnification Agreements, that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement), and (C) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such

Indemnitee against the Company.  The Company and each Indemnitee agree that the Other Indemnitors are express third party beneficiaries of the terms of this Section 1(i).

(j)If so requested by each Scopia Director (including, for the avoidance of doubt, any replacement Scopia Director), the Board shall appoint such Scopia Director then serving on the Board to any two committees of the Board of such Scopia Director’s choice, subject in each case to such Scopia Director’s satisfying the qualification requirements set forth in the applicable committee charter, stock exchange and SEC rules regarding committee membership of such committee. The Board and any applicable committees or subcommittees of the Board will not change the scope, powers, functions, responsibilities or size (other than to add the Scopia Directors) of any current committee of the Board without Scopia’s prior written consent other than to the extent necessary to comply with changes in NASDAQ and SEC rules and regulations or recommendations made by Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”). The Board and any committees or subcommittees of the Board will not remove any Scopia Director from a committee of the Board, except as required by law, with Scopia’s prior written consent or if such Scopia Director is not serving on the Board.  Further, the Board or any applicable committee or subcommittee of the Board shall not implement any policy restricting the ability of any member of the Board to attend meetings of the Board or meetings of its committees or subcommittees, except to the extent (i) required by law, or (ii) advised by legal counsel to avoid any potential conflict of interest or that is otherwise inconsistent with the Board’s fiduciary duties.

(k)During the Standstill Period, the Board will not create any “executive committee” of the Board, or delegate to any existing or new committee of the Board, responsibilities substantially similar to those of an executive committee.  The Board and each committee and subcommittee of the Board shall take all actions necessary to ensure that during the Standstill Period, each committee and subcommittee of the Board does not delegate to any existing or new committee of the Board, responsibilities substantially similar to those of any existing committee.

2.Standstill.

(a)Scopia agrees that, during the Standstill Period, (unless specifically requested or consented to in writing by the Company, acting through a resolution of a majority of the Company’s directors not including the Scopia Directors or in cases as expressly permitted by this Agreement, including Section 3), it shall not, and shall cause each of its Affiliates or Associates under Scopia’s control (collectively (with Scopia) and individually, the “Scopia Affiliates”), not to, directly or indirectly, in any manner, alone or in concert with others:

(i)make, engage in, or in any way knowingly participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) of the Exchange Act) or consents to vote or advise, knowingly encourage or instruct any person other than any Scopia Affiliate with respect to the voting of any Securities of the Company for the election of individuals to the Board or to approve stockholder proposals in opposition to the recommendation or proposal of the Board, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act) in opposition to the recommendation or proposal of the Board, other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting or voting its shares at any such meeting of the Company’s stockholders in its sole discretion (subject to compliance with this Agreement), or make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise), except in all cases as expressly permitted by this Agreement;

(ii)form, join, knowingly encourage or in any way participate in any “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with any persons (excluding, for the avoidance of doubt, any group composed solely of Scopia and Scopia Affiliates or the group previously disclosed in the Schedule 13D originally filed with the SEC on August 7, 2017 (as amended through the date hereof, the “Scopia 13D”)) with respect to any Securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any Securities of the Company in any voting trust or similar arrangement, or subject any Securities of the Company to any arrangement or agreement with respect to the voting thereof (including by granting any proxy, consent or other authority to vote) that would divest Scopia or the Scopia Affiliates of the ability to vote or cause to be voted any Securities of the Company owned as of the date of this Agreement or subsequently acquired in accordance with this Agreement, except as expressly set forth in this Agreement;

(iii)other than in Rule 144 open market broker sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the Securities of the Company or any rights decoupled from the underlying Securities of the Company held by Scopia or any Scopia Affiliate to any person or entity not a party to this Agreement (a “Third Party”) that, to Scopia’s or the Scopia Affiliate’s actual knowledge (it being understood that such actual knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its affiliates and associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its affiliates and associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(iv)effect or seek to effect, offer or propose to effect, cause or knowingly participate in, or provide any information to any other person with respect to, any tender or exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, scheme of arrangement, plan of arrangement or other business combination, recapitalization, reorganization, sale or acquisition of material assets, liquidation or other extraordinary transaction involving the Company or any of its subsidiaries or joint ventures or any of their respective securities or a material amount of any of their respective assets or businesses (each, an “Extraordinary Transaction”), or knowingly encourage, initiate or support any other third party in any such activity;

(v)engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right, or other similar right (including, without limitation, any put or call option or “swap” transaction with respect to any security (other than a broad based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price or value of the Securities of the Company;

(vi)(A) call or request the calling of any meeting of stockholders, (B) seek representation on, or nominate any candidate to, the Board, except as set forth herein, (C) seek the removal of any member of the Board, (D) solicit consents from stockholders or otherwise act or seek to act by written consent, (E) conduct a referendum of stockholders, (F) present at any annual meeting or any special meeting of the Company’s stockholders, or (G) make a request for any stockholder list or other Company books and records, whether pursuant to Section 220 of the Delaware General Corporation Law (the “DGCL”) or otherwise;

(vii)except as set forth herein, (1) take any action in support of or make any proposal or request that constitutes: (A) any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (B) any material change in the capitalization, stock repurchase programs and practices, capital allocation programs and practices or dividend policy of the Company; (C) seeking to have the Company waive or make amendments or modifications to the Company’s certificate of incorporation or the by-laws, or other actions, that may impede or facilitate the acquisition of control of the Company by any person; (D) causing a class of Securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any national securities exchange; or (E) causing a class of Securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act or (2) publicly take any action in support of or publicly make any proposal or request with respect to any other material change in the Company’s management or corporate structure;

(viii)unless the Company is in material breach of this Agreement, request, directly or indirectly, any amendment or waiver of the foregoing (provided, that Scopia and the Scopia Affiliates may make confidential requests to the Board to amend, modify or waive any provision of Agreement, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by Scopia or the applicable the Scopia Affiliates and is made by Scopia or the applicable Scopia Affiliates in a manner that is not reasonably expected to require the public disclosure thereof by the Company, Scopia or the Scopia Affiliates); or

(ix)except as contemplated in Section 6, make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal inconsistent with the foregoing;

Notwithstanding anything to the contrary herein, the Standstill Period will terminate at such time following the Board Effective Time as the Scopia Directors (or their successors) appointed to the Board are no longer serving on the Board and, unless there has a occurred a Resignation Trigger or the Board has accepted the Irrevocable Resignation Letter in respect of both Scopia Directors, Scopia has notified the Company in writing that it will not seek to fill any such vacancies.

(b)Subject to applicable law, each of the Parties agrees that, during the Standstill Period, it shall not, and shall cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner, alone or in concert with others, make or cause to be made, or in any way knowingly encourage any other person to make or cause to be made, any public statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other persons, that constitutes or would be reasonably expected to constitute an ad hominem attack on, or otherwise disparages, defames or slanders the other Party, its Affiliates or their respective directors, officers, partners, employees or members or any of such other Party’s businesses, products or services; provided that each Party and its Affiliates and Associates under such Party’s control may correct any public statement made by or on behalf of the other Party or its Affiliates or Associates under such other Party’s control in violation of this Section 2(b).

(c)Notwithstanding anything to the contrary, nothing in this Agreement shall restrict any Scopia Director from taking any action, in his or her fiduciary capacity as a director of the Company, including (1) voting for or against any matter or making any statement at any meeting of the Board or of any committee thereof, or (2) making any private statement to the Chief Executive Officer or any other director of the Company in his capacity as a director, so long as such actions, statements or communications are not intended to, and would not reasonably be expected to, require any public disclosure of such action, statement or communication in a Schedule 13D or similar filing by Scopia or a Scopia Affiliate.

(d)For purposes of this Agreement

(i)the terms “Affiliate” and “Associate” shall have the meaning given to such terms in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that the term “Associates” in such definition shall be deemed to be preceded by the word “controlled”;

(ii)the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature; and

(iii)the term “Standstill Period” shall mean the period commencing on the date hereof and ending on the earlier of (i) January 1, 2019 and (ii) the date that is 15 business days prior to the deadline for the submission of stockholder nominations of directors pursuant to the bylaws of the Company for the Company’s 2019 Annual Meeting of Stockholders. Notwithstanding anything to the contrary, the Standstill Period will terminate at such time following the Board Effective Time as the Scopia Directors (or their successors) appointed to the Board are no longer serving on the Board and, unless a Resignation Trigger has occurred or the Board has accepted the Irrevocable Resignation Letter in respect of both Scopia Directors, Scopia has notified the Company in writing that it will not seek to fill any such vacancies.

3.Voting Agreement.  Until the earlier of (x) January 1, 2019 or (y) following the Board Effective Time, such time as the Scopia Directors (or their successors) appointed to the Board are no longer serving on the Board and, unless a Resignation Trigger has occurred or the Board has accepted the Irrevocable Resignation Letter in respect of both Scopia Directors, Scopia has notified the Company in writing that it will not seek to fill any such vacancies, Scopia shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it, or by any controlled Scopia Affiliate, to be present for quorum purposes and to be voted, at any annual or special meeting of stockholders (and at any adjournments or postponements thereof), and further agrees that at such meetings it and they shall vote (i) in favor of each director nominated by the Board for election at such meetings and vote against any shareholder nominations for the election of directors not approved or recommended by the Board, (ii) in favor of the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm and (iii) in accordance with the Board’s recommendations with respect to the Company’s “say-on-pay” proposal unless ISS and Glass Lewis recommend otherwise with respect to such “say-on-pay” proposal; provided, however, that, notwithstanding anything in the foregoing or in Section 2 to the contrary, Scopia and the Scopia Affiliates may vote their shares of Common Stock beneficially owned, directly or indirectly, against an Opposition Matter to the extent put to a vote at a stockholder meeting. An “Opposition Matter” shall mean any action in each case as approved by the Board but voted against by a Scopia Director. At the Company’s request, Scopia will represent to the Company how Scopia voted with respect to any of the foregoing matters at any stockholders meeting held on or after the date hereof through January 1, 2019.

4.Representations of the Company.  The Company represents and warrants to Scopia as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound (including any employment or benefit agreement or arrangement with any employee, officer or director, and any indebtedness for borrowed money).  Prior to entry into this Agreement, the Company has delivered a copy of the Company’s Policies effective as of the date hereof.  The Company has not taken any actions with respect to any matters related to this Agreement that require disclosure on a Form 8-K prior to the date of this Agreement that have not previously been disclosed.

5.Representations of Scopia.  Scopia represents and warrants to the Company as follows: (a) Scopia is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly authorized, executed and delivered by Scopia, constitutes a valid and binding obligation and agreement of Scopia and is enforceable against Scopia in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) as of the date of this Agreement, Scopia, together with the Scopia Affiliates, beneficially own, directly or indirectly, an aggregate of 8,474,728 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by Scopia and the Scopia Affiliates or in which Scopia or the Scopia Affiliates have any interest or right to acquire or vote, whether through derivative securities, voting agreements or otherwise; and (d) neither Scopia nor any Scopia Affiliate is party to any agreement, arrangement, understanding or relationship (including any repurchase or similar so-called “stock borrowing” agreement or arrangement) the purpose or effect of which is to mitigate loss to (i) reduce the economic risk (of ownership or otherwise) of any Securities of the Company (through “short” positions in shares of common stock, “long” puts, “short” calls, “short” forward, swap positions or otherwise), (ii) manage the risk of share price changes, or (iii) increase or decrease the voting power with respect to any Securities of the Company, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of any Securities of the Company (“Short Interests”).

6.Public Announcement.

(a)Promptly following the execution of this Agreement, the Company and Scopia shall announce this Agreement by means of a joint press release in the form attached hereto as Exhibit C (the “Press Release”) on February 28, 2018.

(b)The Company shall promptly prepare and file a Form 8-K (the “Form 8-K”) reporting entry into this Agreement and appending or incorporating by reference this Agreement and the Press Release as exhibits thereto; provided, however, the Company will, prior to its filing, provide Scopia with a reasonable opportunity to review and comment on such documents, and the Company will consider any comments from Scopia in good faith.

(c)Scopia shall promptly prepare and file an amendment (the “13D Amendment”) to the Scopia 13D reporting the entry into this Agreement and amending the applicable items to conform to the obligations hereunder.

(d)The Company shall have opportunity to review and approve (such approval not to be unreasonably withheld) any disclosure relating to this Agreement in a Schedule 13D (including the 13D Amendment) or similar filing.

(e)During the Standstill Period, no Party shall issue a press release or other public announcement in connection with this Agreement or the actions contemplated hereby other than the Press Release, Form 8-K and the 13D Amendment without providing the other

Party with a reasonable opportunity to review and comment on such documents and each party will consider any comments from the other Party in good faith.

7.Confidentiality.

(a)Scopia agrees to hold all Confidential Information in confidence and will not disclose or divulge any Confidential Information to any person other than as provided below or with the Company’s prior written consent.   For purposes of this Agreement, the term “Confidential Information” shall mean any and all information concerning or relating to the Company or any of its subsidiaries or Affiliates that is furnished (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) to a Scopia Director or counsel of a Scopia Director or Scopia by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (“Company Representatives”), together with all notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part. The term “Confidential Information” shall not include such information that (a) was provided to or made available to Scopia, a Scopia Director, any Scopia Representative (acting on behalf of Scopia) or a Scopia Affiliate on a non-confidential basis prior to it being furnished to a Scopia Director or counsel of a Scopia Director or Scopia by or on behalf of the Company or any Company Representative from a source not known, after reasonable inquiry, to bound by an agreement or obligation of confidentiality with respect to such information, (b) is or becomes generally available to the public other than as a result of a disclosure by the Scopia Director, Scopia, any of their respective Affiliates or any Scopia Representative in violation of this Agreement, or (c) has been or is independently developed by the Scopia Director, Scopia, any of their respective Affiliates or any Scopia Representative without the use of any Confidential Information.  Notwithstanding the foregoing, the Scopia Directors may provide Confidential Information to any Scopia officer, member, partner, employee or counsel (each, a “Scopia Representative”) for the purpose of advising Scopia on its investment in the Company or advising Scopia as to its rights and obligations under this Agreement, and may discuss such Confidential Information with such persons for such purposes, provided that any such Scopia Representative provided with any such information shall be directed to comply with the terms of this Section 7; and, in any event, Scopia shall be responsible for any non-compliance with such confidentiality requirements by any Scopia Representative who is provided with such information.  Scopia shall take all reasonable measures to restrain each Scopia Representative from prohibited or unauthorized disclosure of the Confidential Information. In furtherance, and not in limitation, of the foregoing, Scopia shall, and shall instruct each Scopia Representative to, use all reasonable and prudent efforts to protect and safeguard the Confidential Information from disclosure to at least the same extent such person does so with respect to Scopia’s confidential information and be directed to comply with the terms of this Section 7.  It is understood and agreed that the Scopia Director shall not disclose to Scopia or any Scopia Representative any Legal Advice (as defined below) that may be included in the Confidential Information with respect to which such disclosure may constitute waiver of the Company’s attorney-client privilege or attorney work-product privilege; provided that any such privileged communications or Legal Advice are plainly identified as such when disclosed to the Scopia Directors.  “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel and shall not include factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work-product privilege.

(b)In the event that Scopia, a Scopia Director or any Scopia Representative becomes legally compelled (including any request or demand of or by a regulatory authority having jurisdiction over Scopia, such Scopia Director or such Scopia Representative) to disclose any Confidential Information, Scopia, the Scopia Directors and the Scopia Representatives, as applicable, will promptly as practicable notify (except where such notice would be legally prohibited) the Company of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 7 and, Scopia, the Scopia Directors and the Scopia Representatives (as the case may be) will provide such cooperation as the Company shall reasonably request at the Company’s sole cost and expense. If, in the absence of a protective order or the receipt of a waiver hereunder, Scopia, such Scopia Director or such Scopia Representative is nonetheless, based on the advice of Scopia’s, such Scopia Director or Scopia’s Representatives’ legal counsel, required to disclose any such information, Scopia, such Scopia Director or such Scopia Representative, as the case may be, (i) may disclose, without liability hereunder, only that portion of the Confidential Information that Scopia, such Scopia Director or such Scopia Representative is legally required to disclose and (ii) shall, unless otherwise required by law or regulations, exercise its reasonable best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such information to be disclosed. In no event will Scopia, any Scopia Director or any Scopia Representative oppose action by the Company to obtain a protective order or other remedy to prevent the disclosure of Confidential Information or to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring Scopia, any Scopia Director or any Scopia Representative to disclose any Confidential Information solely by virtue of the fact that, absent such disclosure, any of them or any of their respective Affiliates, would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to, the Securities of the Company or the securities of any other company or otherwise proposing or making an offer to do any of the foregoing, or any of them would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules and regulations promulgated thereunder.

(c)Scopia acknowledges that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and (b) none of the Company or any of its representatives shall have any liability to Scopia, any Scopia Director, any Scopia client, any Scopia Representative or any of their respective Affiliates relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom; provided, however, that the foregoing will not limit the Company’s liability to the extent such information was disclosed publicly by the Company.

(d)All Confidential Information shall remain the property of the Company. No other person shall by virtue of any disclosure of and/or use of any Confidential Information acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company. At any time after the date on which this Agreement has been validly terminated pursuant to Section 13 hereof or following a Resignation Trigger, Scopia shall, and shall cause the Scopia Directors to, promptly, upon written request by the Company, return to the Company or destroy all hard copies of the Confidential Information and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Confidential Information in their or any of the Scopia Representatives’ possession or control (and, upon the request of the Company, shall certify to the Company in writing that such Confidential Information has been erased or deleted, as the case may be); provided, however, that Scopia and the Scopia Representatives shall  be entitled to retain copies of the Confidential Information to the extent required by applicable law or regulation or by its bona fide internal compliance policies; provided that such Confidential Information is not accessible in the ordinary course of business and is not accessed except as required for such back-up purposes (it being understood that the confidentiality and use provisions of this agreement shall survive for the period set forth in Section 13). Notwithstanding the return or erasure or deletion of Confidential Information, Scopia and the Scopia Representatives will continue to be bound by the obligations contained herein for the period set forth in Section 13.

(e)Scopia hereby acknowledges that it is aware that the United States securities laws may prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.Miscellaneous.  The Parties agree that irreparable damage may occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware, and to require the resignation of the Scopia Directors from the Board following a Resignation Trigger or Scopia and the Scopia Affiliates, collectively, ceasing to beneficially own an aggregate Net Long Position of at least 10% of the Company Stock then outstanding (other than as a result of any action by the Company that has a dilutive effect, including stock issuances), in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to another party seeking or obtaining such relief. Each of the Parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other Party seeks to enforce the terms hereof by way of equitable relief.  Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware and the federal and other state courts sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than such federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, and (d) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address set forth in Section 11 hereof or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS

OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO ANY CONFLICT OR CHOICE OF LAW PRINCIPLES THAT MAY RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.Expenses.  All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses; provided that the Company will reimburse Scopia for its reasonable, documented out-of-pocket legal costs incurred in connection with the Agreement, including in connection with the nomination and appointment of the Scopia Directors pursuant to Section 1, up to a maximum aggregate amount of $100,000.

10.Entire Agreement; Amendment.  This Agreement and all exhibits attached hereto contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

11.Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	Acorda Therapeutics, Inc.

420 Saw Mill River Road
Ardsley, New York 10502
Attention:  Jane Wasman
Email:  jwasman@acorda.com

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention:  Mario Ponce
Email:  mponce@stblaw.com

and

Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018-1405
Attention:  Leonard Chazen
Email:  lchazen@cov.com

if to Scopia:	Scopia Capital Management LP

152 West 57th St., 33rd Floor
New York, NY 10019
Attention:  Jerome Lande
Email:  jlande@scopiacapital.com

With a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Attention:  Douglas Rappaport

E-mail:  drappaport@akingump.com

12.Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13.Termination.  This Agreement shall terminate January 1, 2019 (the “Termination Date”); provided that if a Scopia Director has been appointed prior to January 1, 2019, the Termination Date shall not occur until the date after the Board Effective Time on which no Scopia Director serves as a director of the Company Board and, unless a Resignation Trigger has occurred or the Board has accepted the Irrevocable Resignation Letters in respect of both Scopia Directors, Scopia has notified the Company in writing that it will not seek to fill any such vacancies. Notwithstanding the foregoing, Section 7 of this Agreement shall survive for a period of two years after the Termination Date and Section 1(i) and Sections 8 through Section 16 shall survive the termination of this Agreement.

14.Counterparts.  This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

15.No Third Party Beneficiaries; Assignment.  Other than as provided in Section 1(i), this Agreement is solely for the benefit of the parties hereto and is not binding upon (other than successors to the parties hereto) or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

16.Interpretation and Construction.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “date hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

ACORDA THERAPEUTICS, INC.

by

/s/ David Lawrence

Name: David Lawrence

Title: Chief, Business Operations and Principal Accounting Officer

[Signature Page to Cooperation Agreement]

SCOPIA CAPITAL MANAGEMENT LP

by

/s/ Aaron Morse

Name: Aaron Morse

Title:  Chief Operating Officer

[Signature Page to Cooperation Agreement]

EXHIBIT A

FORM OF IRREVOCABLE RESIGNATION
OF THE SCOPIA DIRECTORS

[●]

Attention:  Board of Directors
Acorda Therapeutics, Inc.
420 Saw Mill River Road
Ardsley, New York 10502

Re:  Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1(c) of the Cooperation Agreement, dated as of February 27, 2018 (the “Agreement”), by and between Acorda Therapeutics, Inc. and Scopia Capital Management LP. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective upon, and subject to, the occurrence of Scopia and the Scopia Affiliates, collectively, ceasing to beneficially own an aggregate Net Long Position (as defined in the Agreement) of at least 10% of the Common Stock then outstanding (and not as result of any action by the Company that has a dilutive effect, including stock issuances), I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

[Signature Page Follows]

A-1

This resignation may not be withdrawn by me at any time during which it is effective.

Sincerely,

By:

Name:

[Signature Page to Irrevocable Resignation]

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EXHIBIT B

FORM OF IRREVOCABLE RESIGNATION
OF SCOPIA NON-MANAGEMENT DIRECTOR

[●]

Attention:  Board of Directors
Acorda Therapeutics, Inc.
420 Saw Mill River Road
Ardsley, New York 10502

Re:  Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1(c) of the Cooperation Agreement, dated as of February 27, 2018 (the “Agreement”), by and between Acorda Therapeutics, Inc. and Scopia Capital Management LP. Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective upon, and subject to, the occurrence of (i) a Resignation Trigger or (ii) Scopia and the Scopia Affiliates, collectively, ceasing to beneficially own an aggregate Net Long Position (as defined in the Agreement) of at least 10% of the Common Stock then outstanding (and not as result of any action by the Company that has a dilutive effect, including stock issuances), I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

[Signature Page Follows]

B-1

This resignation may not be withdrawn by me at any time during which it is effective.

Sincerely,

By:

Name:

[Signature Page to Irrevocable Resignation]

B-2

EXHIBIT C

PRESS RELEASE

FOR IMMEDIATE RELEASE

Acorda Enters Into Cooperation Agreement with Scopia

ARDSLEY, NY, DATE – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced that it has entered into a cooperation agreement with Scopia Capital Management LP.

“We appreciate the constructive dialogue we have had with Scopia, and are pleased to have reached this agreement,” said Ron Cohen, M.D., Acorda's President and CEO. “We are focused on continuing to meet our responsibilities to all of our stakeholders, including the many patients with debilitating neurological disorders who are served by our innovative therapies, and our highly dedicated employees.”

Under the terms and subject to the conditions of the agreement, following the 2018 Annual Meeting and until January 1, 2019, Scopia is entitled to appoint two directors to the Company’s Board of Directors. In addition and to the extent set forth in the agreement, Scopia will support the Acorda Board of Directors’ slate of nominees at the 2018 Annual Meeting and abide by customary standstill and other provisions through January 1, 2019.

The complete agreement will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biopharmaceutical company focused on developing therapies that restore function and improve the lives of people with neurological disorders. Acorda has a pipeline of novel neurological therapies addressing a range of disorders, including Parkinson’s disease and multiple sclerosis. Acorda markets two FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statement

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: the ability to realize the benefits anticipated from acquisitions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; we may need to raise additional funds to finance our operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S., which will likely be materially adversely affected by the March 2017 court decision in our litigation against filers of Abbreviated New Drug Applications to market generic versions of Ampyra in the U.S.; the risk of unfavorable results from future studies of Inbrija (levodopa inhalation powder) or from our other research and development programs, or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market Inbrija or any other products under development; third party payers (including governmental agencies) may not reimburse for the use of Ampyra, Inbrija or our other products at acceptable

C-1

rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the occurrence of adverse safety events with our products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class action litigation; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

###

Investor Contact

Felicia Vonella

Acorda Therapeutics, Inc.

(914) 326-5146

Media Contact

James Golden/Sharon Stern/Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

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